As filed with the Securities and Exchange Commission on December 20, 1994
                                                   Registration No. 33-

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549
                          -----------------------

                                Form S-3
         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ---------------------

                         OUTLET COMMUNICATIONS, INC.
         (Exact name of registrant as specified in its charter)
                            ---------------------

  DELAWARE                     4833                 05-0425681
(State or Other         (Primary Standard          (I.R.S. Employer
Jurisdiction             Industrial                 Identification
Incorporation or         Classification Code        Number)
Organization)
                          ---------------------

                             23 KENNEY DRIVE
                           CRANSTON, RI 02920
                             (401) 455-9200
(Address, including zip code, and telephone number, including area code, of Registrant's principal offices)
                          ---------------------

                              JAMES G. BABB
                       OUTLET COMMUNICATIONS, INC.
                             23 Kenney Drive
                           Cranston, RI 02920
                             (401) 455-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                         -----------------------

                                 Copies to:

        MARGARET D. FARRELL, ESQ.               KENNETH M. SOCHA, ESQ.
           1500 Fleet Center                     1627 I Street, N.W.
          Providence, RI  02903                        Suite 610
             (401) 274-2000                     Washington, D.C.  20006
                                                      (202) 452-0101
                          ----------------------

      Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the Registration Statement becomes effective.
                          -----------------------

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

                        CALCULATION OF REGISTRATION FEE
- ----------------------------------------------------------------------------
                                Proposed       Proposed
Title of Each                   Maximum        Maximum        Amount
Class of         Amount         Offering       Aggregate      of
Securities to    to be          Price          Offering       Registration
be Registered    Registered     Per Unit (1)   Price (1)      Fee
- -----------------------------------------------------------------------------

Class A
Common Stock,     331,625       $14.50       $4,808,562.50    $1,658.13
par value $0.01
per share
- ------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the average of the high and low price of the Class A Common Stock on December 14, 1994.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     ------------------------------------------------------------------

                                 PROSPECTUS
     -------------------------------------------------------------------

                               331,625 Shares

                         OUTLET COMMUNICATIONS, INC.

                                 Common Stock
                          (par value $.01 per share)

                                ----------------

     The shares (the "Shares") of Class A common stock, par value $.01 per share (the "Common Stock"), of Outlet Communications, Inc. (the "Company") offered hereby (the "Offering") are being sold by a selling stockholder (the "Selling Stockholder"). See "Selling Stockholder." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder.

                                ------------------

     The Shares may be offered by the Selling Stockholder from time to time in open market transactions (which may include block transactions), through the writing of options on the Shares, or otherwise in the over-the-counter market through the NASDAQ National Market System, or in private transactions at prices related to prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholder and any broker-dealer acting in connection with the sale of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Act.

      The costs, expenses and fees incurred in connection with the registration of the Shares (including selling commissions, brokerage fees, and fees and expenses of counsel or other out-of- pocket expenses) will be paid by the Selling Stockholder. The expenses of the offering, other than selling commissions and brokerage fees, are estimated to be approximately $15,000.

     The Common Stock is traded on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System under the symbol "OCOMA". On December 14, 1994, the closing price as reported on NASDAQ was $14.50 per share.

                             -------------------

   See "Risk Factors" for a discussion of risk factors that should be considered in connection with an investment in the Common Stock offered hereby.

                             --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.
- -----------------------------------------------------------------------------

          The date of this prospectus is ------------- --, 1994

                          AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices in New York (26 Federal Plaza, New York, New York 10007) Chicago (Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604), and Los Angeles (Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036-3648). Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     This prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this prospectus and to be a part hereof the following reports and documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"): (1) the Company's Annual Report, on Form 10-K, for the fiscal year ended December 31, 1993 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994; (2) all reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the Shares; and (3) the description of Company's Common Stock contained in the Company's Form 8-A Registration Statement filed under Section 12 of the Exchange Act.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Any person, including any beneficial owner, receiving a copy of this prospectus may obtain without charge, upon request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests should be directed to: Vice President, Chief Financial Officer, and Treasurer, Outlet Communications, Inc., 23 Kenney Drive, Cranston, R.I. 02920.


                                 THE COMPANY

     Outlet Communications, Inc. ("Outlet" or the "Company") through its wholly owned subsidiary, Outlet Broadcasting, Inc. ("Broadcasting"), operates three owned television stations and one television station under a local marketing agreement. The owned stations include two NBC network affiliated VHF stations, WCMH, which serves the Columbus, Ohio area and WJAR, which serves the Providence-New Bedford market. Both WCMH and WJAR are leading news stations in their respective markets. The third owned television station is WYED, an independent UHF station acquired in the third quarter of 1994, which serves the Raleigh-Durham Goldsboro, North Carolina market area. On January 11, 1995, WYED will become an affiliate of the new WB Television Network. The Company has reached an understanding with the National Broadcasting Company Inc. for WYED to become an NBC network affiliate as of October 1, 1995.

     The Company commenced operating independent UHF television station WWHO in Chillicothe, Ohio in the second quarter of 1994. Pursuant to a local marketing agreement entered into with the licensee of WWHO, the Company serves as a broker for the sale of that station's advertising time and provides it with certain programming and operating capabilities. In return, the Company retains a substantial percentage of WWHO's net operating income to the extent that it exceeds cumulative net operating losses. The Company has an option to acquire WWHO at such time, if and when, permitted by regulatory policies. On January 11, 1995, WWHO will become an affiliate of the WB Television Network.

     In August 1994, the Company acquired an option to purchase the assets and operations of WKAY Channel 64, a television station which serves the Kannapolis, North Carolina market area. In November 1994, the Company sought to exercise its option, at which time a third party claiming a right of first refusal attempted to exercise such right. The relative rights of the parties are unclear. If the Company is successful in acquiring WKAY, it anticipates that the station would be operated by an unaffiliated party under a local marketing agreement, the terms of which would provide the funds for the acquisition.

     Outlet's strategy is to increase profitability through revenue growth and improved cost-effectiveness in programming and operations. With local news leadership as the cornerstone of station programming, both WCMH and WJAR have developed strong audience shares while increasing advertising rates and decreasing overall programming costs. During 1992 Outlet decreased operating expenses by reducing its total number of employees and has realized further savings from the April 1993 relocation of its corporate headquarters and WJAR to a more efficient facility.

     The Company, through Broadcasting, has been engaged in broadcasting since 1922. During the third quarter of 1993, Outlet substantially reduced its interest costs and improved its financial flexibility through a successful refinancing of its long-term debt. The refinancing was effected by a public offering of $60,000,000 of l0-7/8% Senior Subordinated Notes due 2003 (the "Senior Subordinated Notes") and a $30,000,000 senior bank financing (the "Senior Loan").


                                 RISK FACTORS

     LEVERAGED FINANCIAL POSITION. The Company is highly leveraged. Substantially all of the net proceeds to Broadcasting from the sale in 1993 of the Senior Subordinated Notes and from the Senior Loan were used to retire long-term debt. As of September 30, 1994, Broadcasting had total indebtedness of approximately $80.375 million, including $20.375 million under the Credit Agreement relating to the Senior Loan (the "Bank Credit Agreement"). The Company expects that internally generated funds from operations and amounts available under the Bank Credit Agreement will provide sufficient liquidity to meet the Company's ongoing operating and capital expenditure needs. However, the Company's high degree of leverage may limit its strategic operating flexibility (including its ability to make capital improvements and purchase syndicated programming) and its capacity to meet competitive pressures or withstand adverse economic conditions.

     Based upon current levels of operations, the Company believes it will be able to make interest payments on the Senior Subordinated Notes as they become due, as well as make interest and principal payments due under the Bank Credit Agreement in accordance with its terms, although there can be no assurance of this. However, to repay the Senior Subordinated Notes at maturity the Company will need to refinance all or a portion of the Senior Subordinated Notes. Outlet's ability to refinance the Senior Subordinated Notes will depend upon its operating performance as well as prevailing economic and market conditions and other factors beyond the Company's control. There can be no assurance that the Company will be able to refinance the Senior Subordinated Notes or otherwise raise funds in a timely manner or that the proceeds therefrom will be sufficient to effect such repayment.

     ASSET ENCUMBRANCE; GUARANTY. The Senior Loan is secured by first priority liens on all assets of the Company and Broadcasting. In addition, the Company has guaranteed Broadcasting's obligations under the Bank Credit Agreement and, as security for its guaranty, pledged to the lender all of the outstanding capital stock of Broadcasting. In the event of a material default which produces an acceleration under the Bank Credit Agreement, the lender will have a first claim on the assets of the Company and Broadcasting and the holders of the Senior Subordinated Notes will have a second claim on the assets of Broadcasting. If these creditors should attempt to foreclose on their collateral, the Company's financial condition and, thus, the value of the Shares offered hereby would be materially adversely affected. Additionally, the Indenture relating to the Senior Subordinated Notes permits Broadcasting to incur additional senior indebtedness, provided certain financial and other conditionS are met.

     RESTRICTIVE LOAN COVENANTS; BANK FINANCIAL CONTINGENCY. The Bank Credit Agreement contains terms that, among other things, limit the ability of the Company to (i) incur additional indebtedness, (ii) create liens, (iii) sell assets, (iv) engage in mergers or acquisitions, (v) make investments and capital expenditures, (vi) pay dividends or make distributions and (vii) engage in certain transactions with affiliates and subsidiaries. The Bank Credit Agreement also requires the Company to comply with certain specified financial ratios and tests, under which it is required to achieve certain financial and operating results. Although these requirements have been met to date, there can be no assurance that these requirements will be met in the future. If they are not, the lender will be entitled to terminate its lending commitments and to declare the indebtedness under the Bank Credit Agreement immediately due and payable.

     DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the services of certain key personnel including James G. Babb (Chief Executive Officer), Felix
W. Oziemblewski (Chief Financial Officer), Douglas E. Gealy (General Manager of WCMH) and Linda Sullivan (General Manager of WJAR). Mr. Babb has entered into a five-year employment agreement with the Company for a term commencing January 1, 1993. Mr. Gealy has entered into a three-year employment agreement with the Company for a term commencing May 1, 1993. The loss of the services of any of Messrs. Babb, Oziemblewski or Gealy or Ms. Sullivan could have an adverse impact on the Company. Neither the Company nor Broadcasting maintains key personnel life insurance on any of these individuals.

     INCREASING COMPETITION IN THE BROADCASTING INDUSTRY. The broadcasting industry has become increasingly competitive in recent years with the growth of cable television, the Fox network and other emerging networks, satellite dishes, pay-per-view programs and the proliferation of VCRs and VCR movie rentals. These changes have fractionalized television viewing audiences and this trend is likely to continue in the future. In addition, technological developments such as "high definition television" may impose additional costs and competitive pressures on the Company. To the extent that certain of its competitors are or may become better capitalized, the Company's ability to compete successfully in its broadcasting markets may be impeded. Also, the Company has a higher percentage of employees under collective bargaining agreements than its competitors, and the existence of such agreements may adversely affect the Company's competitive position by, among other things, increasing labor costs and reducing flexibility in employee assignments.

     GOVERNMENT REGULATION. The Company's broadcasting operations are subject to regulation by the Federal Communications Commission ("FCC") under the Communications Act of 1934, as amended. Congress recently adopted a new cable television law, to be implemented by the FCC, and other laws or regulations may be adopted in the future that may adversely affect the Company's operations by increasing competition, tightening the license renewal process and increasing costs to keep pace with newly approved technology. The Company is unable to predict the impact which such laws or regulations may have on its operations.

     SENSITIVITY TO GENERAL ECONOMIC CONDITIONS.   The Company's operating
results are sensitive to general economic conditions in the United States as well as the Columbus, Ohio, Providence, Rhode Island and Raleigh-Durham, North Carolina areas and on generating revenues in an increasingly competitive marketplace.

     DEPENDENCE ON RELATIONSHIP WITH NETWORK. WCMH and WJAR have both been affiliates of the NBC network since going on the air in 1949. The Company has reached an understanding with NBC for WYED, which serves the Raleigh-Durham-Goldsboro, North Carolina market, to become an NBC affiliate as of October 1, 1995. The WCMH and WJAR network affiliations with NBC each expire on September 1, 2000. Broadcasting and NBC each have the right to terminate an affiliation under certain conditions. Since network programs account for more than 50% of the programming at WCMH and WJAR, the termination or non-renewal of affiliation with NBC could have a material adverse effect on the Company's operations if affiliation with other networks of equal ranking could not be obtained.

     NBC's national ranking and the ratings of other commercial networks have varied from year to year, but WCMH has ranked first or second in audience share in its market since 1983 and WJAR has ranked first in audience share since going on the air in 1949. Although the Company receives more than half of its programming from NBC, the Company does not believe that its results of operations or rank in audience share in either market is directly dependent on NBC.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares offered hereby.


                             PLAN OF DISTRIBUTION

     The Shares may be offered by the Selling Stockholder from time to time in open market transactions (which may include block transactions), through the writing of options on the Shares, or otherwise in the over-the-counter market through the NASDAQ National Market System, or in private transactions at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholder and any broker-dealer acting in connection with the sale of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Shares offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale, or at negotiated prices.

     The Selling Stockholder has agreed with the Company that, commencing with the date of this prospectus, the total sales of Shares by the Selling Stockholder during any three-month period shall not exceed the greater of (i) 1% of the issued and outstanding shares of Common Stock as shown by the most recent report or statement published by the Company or (ii) the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale. As of the date of this prospectus, there are 6,578,631 shares of Common Stock issued and outstanding.

     The Selling Stockholder has agreed with the Company that sales of Shares will only be made by the Selling Stockholder during a "window period" established by the Company's Board of Directors. Currently, the "window period" means the period beginning the third business day following the date of release for publication of the Company's quarterly and annual summary statements of revenues and earnings and ending on the 30th day following such release date.

     The Company has the right to restrict the sale of the Shares under the registration statement covering the Shares offered hereby and/or to withdraw or terminate such registration statement at any time the Company's Board of Directors determines in its sole discretion, that it is in the best interest of the Company to do so.

     The costs, expenses, and fees incurred in connection with the registration of the Shares (including selling commissions, brokerage fees, fees and expenses of counsel of the Company and the Selling Stockholder and the Company's accountants and other out-of-pocket expenses) will be paid by the Selling Stockholder.

     To comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                            SELLING STOCKHOLDER

     The following table sets forth the Shares owned by the Selling Stockholder before and after the Offering (assuming all Shares offered hereby are sold) and the amount of Shares offered. The Selling Stockholder has no obligation to sell any of the Shares offered.

                                          Shares
                    Shares Owned          Being          Shares Owned
                 Before the Offering      Offered      After the Offering
                -------------------       -------      -------------------
Name             Number    Percent                      Number    Percent
- ----             ------    -------                      -------   -------

The OCI Trust    331,625     5.0%         331,625         -0-       -0-

     The OCI Trust is a trust established for the benefit of the children of Frank E. Walsh, Jr. Mr. Walsh is a director of the Company and The OCI Trust is a party to a Stockholders Agreement, dated as of December 10, 1986, as amended December 1, 1987 (the "Stockholders' Agreement"). As of March 18, 1994, an aggregate of 4,718,685 shares of the Common Stock of the Company was beneficially owned by the parties to the Stockholders Agreement. The Stockholders Agreement requires that the stockholders party to the Stockholders Agreement vote their shares to fix the number of directors of the Company at 14 and elect as directors five persons designated by certain management stockholders (the "Management Stockholders") and nine persons designated by the stockholders affiliated with Wesray Capital Corporation (the "Wesray Stockholders").

     The Stockholders Agreement provides that each stockholder may not agree to sell any securities to a buyer who would as a result of such purchase own more than 50% of the outstanding Common Stock of the Company unless prior to such sale the buyer agrees to be bound by the Stockholders Agreement and affords each stockholder the opportunity to sell a pro rata portion of his shares on the same terms and conditions.

     The Stockholders Agreement terminates on the earlier of (i) July 30, 1996; (ii) the date that the Wesray Stockholders, Management Stockholders and Mutual Benefit Life Insurance Company own an aggregate of less than 50% of the Company's issued and outstanding Common Stock; and (iii) the date of an event of bankruptcy or insolvency of the Company or Broadcasting or foreclosure or similar actions or proceedings by the Company's senior bank lender.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Hinckley, Allen & Snyder, 1500 Fleet Center, Providence, Rhode Island 02903. Stephen J. Carlotti, a director of the Company, is a partner of Hinckley, Allen & Snyder.

                                    EXPERTS

     The consolidated financial statements of Outlet Communications, Inc. incorporated by reference in Outlet Communications, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1993, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

============================              OUTLET COMMUNICATIONS, INC.

No person has been
authorized to give
information or to make any
representation not contained
in this Prospectus and, if
given or made, such
information or
representation must not be
relied upon as having been
authorized by the Company or                        331,625 Shares
the Selling Stockholder.                         Class A Common Stock
This Prospectus does not                       (par value $.01 per share)
constitute an offer to sell
or solicitation of an offer                     =========================
to buy any securities
offered hereby in any
jurisdiction to any person
to whom it is unlawful to
make such offer in such
jurisdiction.  Neither the
delivery of this Prospectus                            PROSPECTUS
nor any sale made hereunder
shall, under any                                 -------------------------
circumstances, create any
implication that the
information herein is
correct as of any time
subsequent to the date
hereof or that there has
been no change in the
affairs of the Company since
such date.

- -----------------------------

      TABLE OF CONTENTS

                     Page
                     -----

Available Information......5
Incorporation of Certain
  Documents by Reference...5
The Company................6
Risk Factors...............7
Use of Proceeds...........10
Plan of Distribution......10
Selling Stockholder.......12             Outlet Communications, Inc.
Legal Matters.............13                    23 Kenney Drive
Experts...................13                  Cranston, RI  02920

=============================

                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     The estimated expenses of the offering, all of which are to be paid by the Selling Stockholder, are as follows:

     Registration Fees:
          Securities and Exchange Commission        $ 1,658
     Printing and engraving expenses                    200
     Legal fees and expenses                          7,000
     Accountants' fees and expenses                   6,000
     Miscellaneous                                      142
          Total                                     $15,000


     ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of an action by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     In the case of an action by or in the right of the corporation, Section
145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action action in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. Section 145 further provides: that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

     Subject to certain conditions and limitations set forth therein, Article VII of the registrant's Bylaws requires the registrant to indemnify to the fullest extent permitted by applicable law, any person who is or was a party or is threatened to be made a party to any threatened, pending, or completed civil, criminal, administrative or investigative action, claim, litigation, suit or proceeding, by reason of his status as, or the fact that he is or was, or has agreed to become, a director or officer of the Company or of an affiliate.

     The registrant has liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the registrant.

     Additionally the registrant's Certificate of Incorporation eliminates the personal liability of the directors of the corporation to the full extent permitted by the provisions of Section 102 of the Delaware General Corporation Act, as amended and supplemented.

     ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits

Exhibit     Description
- -------     -----------
 4.1        Specimen Certificate for Common Stock of
            registrant, incorporated herein by reference to
            Exhibit 4.1 to the registrant's Form S-1
            Registration Statement (No. 33-9442)

 4.2 Registration Agreement dated as of May 31, 1994 by and among Outlet Communications, Inc., The OCI
            Trust and Frank E. Walsh, Jr.

 5.1 Opinion of Hinckley, Allen & Snyder regarding legality of securities offered

24.1        Consent of Hinckley, Allen & Snyder (contained in
            Exhibit 5.1)

24.2        Consent of Ernst & Young LLP



     ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement; and

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however that (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Outlet Communications, Inc. has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cranston and State of Rhode Island, on the ____ day of December, 1994.


                         OUTLET COMMUNICATIONS, INC.



                         By:
                            Chairman of the Board,
                            President and Chief Executive
                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

   Signature                        Title                    Date
   ---------                        -----                    ----
Principal Executive Officer:

                            Chairman of the Board,
                                 President and
/s/ James G. Babb           Chief Executive Officer      December 19, 1994
- -----------------------
    JAMES G. BABB


Principal Financial and
Accounting Officer:

                            Vice President, Chief
                              Financial Officer
/s/ Felix W. Oziemblewski       and Treasurer            December 19, 1994
- --------------------------
FELIX W. OZIEMBLEWSKI

Directors:


/s/ Letitia Baldrige                Director             December 19, 1994
- ---------------------------                              -----------------
LETITIA BALDRIGE


/s/ Robert C. Butler                Director             December 19, 1994
- ---------------------------                              -----------------
ROBERT C. BUTLER


/s/ Stephen J. Carlotti             Director             December 19, 1994
- ----------------------------                             -----------------
STEPHEN J. CARLOTTI


/s/ Frederick L. Griffiths          Director             December 19, 1994
- ----------------------------                             -----------------
FREDERICK L. GRIFFITHS


/s/ Julius Koppelman                Director             December 19, 1994
- ----------------------------                             -----------------
JULIUS KOPPELMAN


/s/ Leonard Lieberman               Director             December 19, 1994
- ----------------------------                             -----------------
LEONARD LIEBERMAN


/s/ James K. Makrianes              Director             December 19, 1994
- ----------------------------                             -----------------
JAMES K. MAKRIANES


/s/ Victor H. Palmieri              Director             December 19, 1994
- ----------------------------                             -----------------
VICTOR H. PALMIERI


___________________________         Director             ------------------
FRANK E. RICHARDSON


/s/ Frank E. Walsh, Jr.             Director             December 19, 1994
- ----------------------------                             -----------------
FRANK E. WALSH, JR.


/s/ Solomon M. Yas                  Director             December 19, 1994
- ----------------------------                             -----------------
SOLOMON M. YAS

                                INDEX TO EXHIBITS

                                                          Sequentially
                                                            Numbered
Exhibit         Description                                   Page
- -------         ------------                              ------------

  4.1           Specimen Certificate for Common       Incorporated herein by
                Stock of Registrant                   reference to Exhibit 4.1
                                                      to the Registrant's
                                                      Form S-1 Registration
                                                      Statement (No. 33-9442)

  4.2           Registration Agreement dated as of
                May 31, 1994 by and among Outlet
                Communications, Inc., The OCI Trust
                and Frank E. Walsh, Jr.

  5.1           Opinion of Hinckley, Allen & Snyder

 24.1           Consent of Hinckley, Allen & Snyder
                (contained in Exhibit 5.1)

 24.2           Consent of Ernst & Young LLP